AMENDMENT NO. 8

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated May 24, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and Short-Term Investments Trust, a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to add Invesco Oppenheimer Institutional Government Money Market Fund;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

SHORT-TERM INVESTMENTS TRUST

Portfolios	Effective Date of Agreement
Invesco Government & Agency Portfolio	July 1, 2006
Invesco Liquid Assets Portfolio	July 1, 2006
Invesco Oppenheimer Institutional Government Money Market Fund	May 24, 2019
Invesco STIC Prime Portfolio	July 1, 2006
Invesco Tax-Free Cash Reserve Portfolio	April 30, 2008
Invesco Treasury Portfolio	July 1, 2006
Invesco Treasury Obligations Portfolio	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

In addition to the rate described above, Government & Agency Portfolio, Government Tax Advantage Portfolio, Liquid Assets Portfolio, STIC Prime Portfolio, Tax-Free Cash Reserve Portfolio and Treasury Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

SHORT-TERM INVESTMENTS TRUST

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President